Filed Pursuant to Rule 433

Registration Nos. 333-282133 and 333-282133-01

September 16, 2024

PRICING TERM SHEET

Novartis Capital Corporation

3.800% Notes due 2029

4.000% Notes due 2031

4.200% Notes due 2034

4.700% Notes due 2054

Fully and unconditionally guaranteed by

Novartis AG

3.800% Notes due 2029 (the “2029 Notes”):

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,000,000,000

Maturity Date:	September 18, 2029

Coupon:	3.800%

Interest Payment Dates:	March 18 and September 18, commencing March 18, 2025

Price to Public:	99.757%

Benchmark Treasury:	3.625% due August 31, 2029

Benchmark Treasury Price and Yield:	101-00 / 3.404%

Spread to Benchmark Treasury:	45 bps

Yield:	3.854%

Optional Redemption:	Prior to August 18, 2029 (the date that is one month prior to the scheduled maturity date of the 2029 Notes) (the “2029 Par Call Date”), we may redeem the 2029 Notes, in whole or in part, at our option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the 2029 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement) plus 10 bps, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2029 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2029 Par Call Date we may redeem the 2029 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2029 Notes to be redeemed on the applicable redemption date plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	66989H AT5

ISIN:	US66989HAT59

Trade Date:	September 16, 2024

Expected Settlement Date:*	September 18, 2024 (T+2)

Listing:	None

Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Mizuho Securities USA LLC Barclays Capital Inc. HSBC Securities (USA) Inc. SG Americas Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Academy Securities, Inc. Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

4.000% Notes due 2031 (the “2031 Notes”):

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$850,000,000

Maturity Date:	September 18, 2031

Coupon:	4.000%

Interest Payment Dates:	March 18 and September 18, commencing March 18, 2025

Price to Public:	99.565%

Benchmark Treasury:	3.750% due August 31, 2031

Benchmark Treasury Price and Yield:	101-16+ / 3.502%

Spread to Benchmark Treasury:	57 bps

Yield:	4.072%

Optional Redemption:	Prior to July 18, 2031 (the date that is two months prior to the scheduled maturity date of the 2031 Notes) (the “2031 Par Call Date”), we may redeem the 2031 Notes, in whole or in part, at our option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)	(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2031 Notes matured on the 2031 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 bps, less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the 2031 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2031 Par Call Date we may redeem the 2031 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed on the applicable redemption date plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	66989H AU2

ISIN:	US66989HAU23

Trade Date:	September 16, 2024

Expected Settlement Date:*	September 18, 2024 (T+2)

Listing:	None

Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Mizuho Securities USA LLC Barclays Capital Inc. HSBC Securities (USA) Inc. SG Americas Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Academy Securities, Inc. Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

4.200% Notes due 2034 (the “2034 Notes”):

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,100,000,000

Maturity Date:	September 18, 2034

Coupon:	4.200%

Interest Payment Dates:	March 18 and September 18, commencing March 18, 2025

Price to Public:	99.282%

Benchmark Treasury:	3.875% due August 15, 2034

Benchmark Treasury Price and Yield:	102-03+ / 3.619%

Spread to Benchmark Treasury:	67 bps

Yield:	4.289%

Optional Redemption:	Prior to June 18, 2034 (the date that is three months prior to the scheduled maturity date of the 2034 Notes) (the “2034 Par Call Date”), we may redeem the 2034 Notes, in whole or in part, at our option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Notes matured on the 2034 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 bps, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2034 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2034 Par Call Date we may redeem the 2034 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2034 Notes to be redeemed on the applicable redemption date plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	66989H AV0

ISIN:	US66989HAV06

Trade Date:	September 16, 2024

Expected Settlement Date:*	September 18, 2024 (T+2)

Listing:	None

Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Mizuho Securities USA LLC Barclays Capital Inc. HSBC Securities (USA) Inc. SG Americas Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Academy Securities, Inc. Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

4.700% Notes due 2054 (the “2054 Notes”):

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$750,000,000

Maturity Date:	September 18, 2054

Coupon:	4.700%

Interest Payment Dates:	March 18 and September 18, commencing March 18, 2025

Price to Public:	99.936%

Benchmark Treasury:	4.625% due May 15, 2054

Benchmark Treasury Price and Yield:	112-01 / 3.934%

Spread to Benchmark Treasury:	77 bps

Yield:	4.704%

Optional Redemption:	Prior to March 18, 2054 (the date that is six months prior to the scheduled maturity date of the 2054 Notes) (the “2054 Par Call Date”), we may redeem the 2054 Notes, in whole or in part, at our option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2054 Notes matured on the 2054 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 bps, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2054 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2054 Par Call Date we may redeem the 2054 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2054 Notes to be redeemed on the applicable redemption date plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	66989H AW8

ISIN:	US66989HAW88

Trade Date:	September 16, 2024

Expected Settlement Date:*	September 18, 2024 (T+2)

Listing:	None

Anticipated Ratings:**	Aa3 by Moody’s Ratings AA- by S&P Global Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Mizuho Securities USA LLC Barclays Capital Inc. HSBC Securities (USA) Inc. SG Americas Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Academy Securities, Inc. Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

* Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2029 Notes, the 2031 Notes, the 2034 Notes or the 2054 Notes (collectively, the “Notes”) on the date hereof will be required, by virtue of the fact that the Notes initially will not settle in T+1, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade such Notes on the date of pricing of the Notes sold in this offering should consult their own advisor.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer and the guarantor have filed with the Securities and Exchange Commission (the “SEC”) for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and the accompanying prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at +1-800-831-9146, Goldman Sachs & Co. LLC toll-free at +1-866-471-2526, J.P. Morgan Securities LLC collect at +1-212-834-4533, or Mizuho Securities USA LLC toll-free at +1-866-271-7403.

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